EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Darden Restaurants, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-234093) on Form S-3, Post-effective Amendment No. 1 (No. 333-234093) and (No. 333-207061, No. 333-207060, No. 333‑191490, No. 333‑178876, No. 333‑57410, No. 333‑105056, No. 333‑124363, No. 333‑122560, No. 333‑148260, No. 333‑146464, No. 333‑156557, No. 333‑169788) on Form S-8 of Darden Restaurants, Inc. of our reports dated July 24, 2020, with respect to the consolidated balance sheets of Darden Restaurants, Inc. as of May 31, 2020 and May 26, 2019, the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of May 31, 2020, which reports appear in the May 31, 2020 annual report on Form 10‑K of Darden Restaurants, Inc.
Our report contains an explanatory paragraph related to Darden Restaurants, Inc.’s change in method of accounting for leases as of May 27, 2019, due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 842, Leases.

/s/ KPMG LLP
Orlando, Florida
July 24, 2020